Exhibit 8.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

April 27, 2026
VanEck Digital Assets, LLC
666 Third Avenue, 9th Floor
New York, New York 10017
Re: VanEck BNB ETF
Ladies and Gentlemen:
We have acted as legal counsel to VanEck Digital Assets, LLC, a Delaware limited liability company (the “Sponsor”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, of a registration statement on Form S-1 (File No. 333-286959) (the “Registration Statement”) relating to the continuous offering of shares (the “Shares”) representing units of fractional undivided beneficial interest in and ownership of the VanEck BNB ETF (the “Trust”), a Delaware Statutory Trust governed by the Second Amended and Restated Declaration of Trust and Trust Agreement (the “Trust Agreement”), entered into by and between the Sponsor, as sponsor, and CSC Delaware Trust Company, a Delaware trust company, as trustee. In connection therewith, you have requested our opinion with respect to certain U.S. federal income tax matters. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Trust Agreement.
In rendering the opinions expressed herein, we have examined and relied on the Trust Agreement; the Registration Statement; originals or copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of corporate officers and other representatives of the Sponsor; and such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.
In our examination of the foregoing documents, we have assumed, with your consent, that all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended; the signatures of each original document are genuine; each party who executed the document had proper authority and capacity; all representations and statements set forth in such documents are true and correct; all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms; and the Trust will be operated at all times in accordance with the Trust Agreement and in the manner described in the Registration Statement.
Our opinions are based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, pertinent judicial decisions, current interpretive rulings and pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, in effect as of the date hereof, all of which are subject to legislative, judicial or administrative change or differing interpretation, possibly with retroactive effect. Our opinions are not binding on the IRS, and no assurance can be given that the conclusions expressed herein will not be challenged by the IRS or sustained by a court.
Based upon and subject to the foregoing, (i) we are of the opinion, although not free from doubt due to the lack of directly governing authority, that the Trust should be classified as a “grantor trust” for U.S. federal income tax purposes, and (ii) although the discussion in the Registration Statement under the caption “United States Federal Income Tax Consequences,” does not purport to discuss all possible U.S. federal income tax considerations of the ownership and disposition of the Trust’s Shares, such discussion, though general in nature, constitutes, in all material respects, an accurate summary under current law of the material U.S. federal income tax considerations of the purchase, ownership and disposition of the Trust’s Shares, subject to the qualifications set forth therein.
The opinions stated above represent our conclusions as to the application of the U.S. federal income tax laws existing as of the date of this letter. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect the opinions set forth herein. Further, the opinions set forth above represent our conclusions based upon the assumptions, documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions or representations could affect the accuracy of our opinions. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the certificates and other statements of corporate officers and other representatives of the Sponsor.
The opinions set forth in this letter are (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter, (ii) as of the date hereof, and (iii) rendered by us at the request of the Sponsor. We assume no obligation to update our opinions for events or changes in the law occurring after the effective date of the Registration Statement. Additional issues not covered by this letter may exist that could affect the U.S. federal income tax treatment of the Trust and an investment therein.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Sidley Austin LLP